EXHIBIT 99.1

For Immediate Release

AAM Reports Fourth Quarter and Full Year 2016 Financial Results

Achieves record full year sales and gross profit in 2016

DETROIT, February 10, 2017 -- American Axle & Manufacturing Holdings, Inc. (AAM), (NYSE: AXL) today reported its financial results for the fourth quarter and full year 2016 and confirmed AAM's full year 2017 outlook.
Fourth Quarter 2016 Results

•	Fourth quarter 2016 sales of $946.5 million

•	Gross profit of $176.1 million, or 18.6% of sales

•	Net income of $46.9 million, or 5.0% of sales

•	Diluted earnings per share of $0.59

•	Net cash provided by operating activities of $116.6 million

•	Adjusted EBITDA of $148.2 million, or 15.7% of sales

•	Adjusted earnings per share of $0.78

•	Adjusted free cash flow of $62.8 million
Full Year 2016 Results

•	Full year 2016 sales of $3.95 billion

•	Gross profit of $726.1 million, or 18.4% of sales

•	Net income of $240.7 million, or 6.1% of sales

•	Diluted earnings per share of $3.06

•	Net cash provided by operating activities $407.6 million

•	Adjusted EBITDA of $619.4 million, or 15.7% of sales

•	Adjusted earnings per share of $3.30

•	Adjusted free cash flow of $198.6 million

AAM’s net income in the fourth quarter of 2016 was $46.9 million, or $0.59 per share. This compares to net income of $62.9 million, or $0.81 per share, in the fourth quarter of 2015.

For the full year 2016, AAM’s net income was $240.7 million, or $3.06 per share. This compares to net income of $235.6 million, or $3.02 per share in 2015.

AAM defines Adjusted earnings per share to be diluted earnings per share excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs and non-recurring items, including the tax effect thereon.

Adjusted earnings per share in the fourth quarter of 2016 was $0.78 compared to $0.67 in the fourth quarter of 2015. For the full year 2016, AAM's Adjusted earnings per share was $3.30 compared to $2.88 in 2015.

“In 2016, AAM achieved another year of record sales and gross profit, strong global operational performance, and new business wins that will further drive sales diversification,” said AAM’s Chairman & Chief Executive Officer, David C. Dauch. “As we look towards what we expect to be a transformational year for AAM in 2017, we will be laser focused on our commitment to provide our customers with world-class quality, operational excellence and technology leadership.”

Net sales in the fourth quarter of 2016 were $946.5 million as compared to $958.4 million in the fourth quarter of 2015. Non-GM sales in the fourth quarter of 2016 were $323.0 million as compared to $323.5 million in the fourth quarter of 2015.

Net sales for the full year 2016 were $3.95 billion as compared to $3.90 billion in 2015. Non-GM sales for the full year of 2016 were $1.29 billion as compared to $1.32 billion for the full year of 2015.

AAM's content-per-vehicle is measured by the dollar value of its product sales supporting our customers’ North American light truck and SUV programs. In the fourth quarter of 2016, AAM’s content-per-vehicle was $1,634 as compared to $1,645 in the fourth quarter of 2015. For the full year 2016, AAM's content-per-vehicle was $1,617 as compared to $1,645 in 2015.

AAM’s gross profit in the fourth quarter of 2016 was $176.1 million as compared to $159.8 million in the fourth quarter of 2015. Gross margin was 18.6% in the fourth quarter of 2016 as compared to 16.7% in the fourth quarter of 2015.

AAM's gross profit for the full year 2016 increased 14.3% on a year-over-year basis to $726.1 million as compared to $635.4 million for the full year of 2015. Gross margin was 18.4% for the full year of 2016 as compared to 16.3% for the full year of 2015.

AAM’s selling, general, and administrative (SG&A) expenses in the fourth quarter of 2016 was $84.4 million, or 8.9% of sales, as compared to $72.7 million, or 7.6% of sales, in the fourth quarter of 2015.

AAM’s SG&A spending for the full year 2016 was $319.2 million, or 8.1% of sales, as compared to $277.3 million, or 7.1% of sales, for the full year 2015.

AAM's research and development (R&D) spending in the fourth quarter of 2016 was $37.5 million as compared to $31.3 million in the fourth quarter of 2015. AAM's R&D spending for the full year 2016 was $139.8 million as compared to $113.9 million in 2015.

AAM defines EBITDA to be earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs and non-recurring items.

In the fourth quarter of 2016, AAM’s Adjusted EBITDA was $148.2 million, or 15.7% of sales, as compared to $137.5 million, or 14.3% of sales, in the fourth quarter of 2015. For the full year 2016, AAM’s Adjusted EBITDA was $619.4 million, or 15.7% of sales, as compared to $571.1 million, or 14.6% of sales, for the full year of 2015.

AAM defines free cash flow to be net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment and from government grants. Adjusted free cash flow is defined as free cash flow excluding the impact of cash payments for restructuring and acquisition-related costs.

Net cash provided by operating activities for the full year 2016 was $407.6 million. Capital expenditures, net of proceeds from the sale of property, plant and equipment and from government grants for the full year 2016 was $218.5 million. Cash payments for restructuring and acquisition-related costs were $9.5 million. Reflecting the impact of this activity, AAM's Adjusted free cash flow for the full year of 2016 was $198.6 million as compared to $189.5 million for the full year of 2015.

AAM's Full Year 2017 Outlook
AAM is confirming its stand-alone full year 2017 outlook:

•
AAM is targeting sales in the range of $4.1 billion to $4.2 billion in 2017. This sales projection is based on the anticipated launch schedule of programs in AAM’s new and incremental business backlog and the assumption that U.S. Seasonally Adjusted Annual Rate of sales (“SAAR”) will be approximately 17.5 million light vehicle units in 2017.

•	AAM is targeting an Adjusted EBITDA margin in the range of 15.5% to 16.0% of sales in 2017.

•	AAM is targeting Adjusted free cash flow in the range of $175 million to $200 million in 2017.

•	AAM is targeting full year capital spending in the range of 6.5% to 7.0% of sales in 2017.

Fourth Quarter and Full-year 2016 Conference Call Information
A conference call to review AAM’s fourth quarter and full year 2016 results is scheduled today at 10:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM's investor web site at http://investor.aam.com or calling (855) 681-2072 from the United States or (973) 200-3383 from outside the United States. A replay will be available from 1:00 p.m. ET on February 10, 2017 until 11:59 p.m. ET February 17, 2017 by dialing (855) 859-2056 from the United States or (404) 537-3406 from outside the United States. When prompted, callers should enter conference reservation number 87956021.

Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures such as Adjusted EBITDA, Adjusted earnings per share and Adjusted free cash flow. Such information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission rules and is included in the attached supplemental data.

Certain of the forward-looking financial measures included in this earnings release are provided on a non-GAAP basis. A reconciliation of non-GAAP forward-looking financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP is not practical given the difficulty of projecting event driven transactional and other non-core operating items in any future period. The magnitude of these items, however, may be significant.

Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.

Company Description
AAM is a world leader in the manufacturing, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems, electric drive systems and metal-formed products for light trucks, sport utility vehicles, passenger cars, crossover vehicles and commercial vehicles. In addition to locations in the United States (Michigan, Ohio, and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, Scotland, South Korea, Sweden and Thailand.

Forward-Looking Statements
In this earnings release, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and relate to trends and events that may affect our future financial position and operating results. The terms such as “will,” “may,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “project,” "target," and similar words or expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: reduced purchases of our products by General Motors Company (GM), FCA US LLC (FCA), or other customers; reduced demand for our customers' products (particularly light trucks and sport utility vehicles (SUVs) produced by GM and FCA); our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to respond to changes in technology, increased competition or pricing pressures; our ability to attract new customers and programs for new products; our ability to consummate and integrate acquisitions and joint ventures; risks inherent in our international operations (including adverse changes in trade agreements, tariffs, immigration policies, political stability, taxes and other law changes, potential disruptions of production and supply, and currency rate fluctuations, including those resulting from the recent United States presidential election and the United Kingdom's vote to exit the European Union); negative or unexpected tax consequences; liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party, or the impact of product recall or field actions on our customers; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; supply shortages or price increases in raw materials, utilities or other operating supplies for us or our customers as a result of natural disasters or otherwise; our ability or our customers' and suppliers' ability to successfully launch new product programs on a timely basis; our ability to realize the expected revenues from our new and incremental business backlog; risks related to a failure of our information technology systems and networks, and risks associated with current and emerging technology threats and damage from computer viruses, unauthorized access, cyber attack and other similar disruptions; global economic conditions; our ability to maintain satisfactory labor relations and avoid work stoppages; our suppliers', our customers' and their suppliers' ability to maintain satisfactory labor relations and avoid work stoppages; price volatility in, or reduced availability of, fuel; our ability to protect our intellectual property and successfully defend against assertions made against us; our ability to attract and retain key associates; availability of financing for working capital, capital expenditures, research and development (R&D) or other general corporate purposes including acquisitions, as well as our ability to comply with financial covenants; our customers' and suppliers' availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental laws and regulations or risks of environmental issues that could result in unforeseen costs at our facilities; adverse changes in laws, government regulations or market conditions affecting our products or our customers' products (such as the Corporate Average Fuel Economy (CAFE) regulations); our ability or our customers' and suppliers' ability to comply with the Dodd-Frank Act and other regulatory requirements and the potential costs of such compliance; and other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

# # #

For more information...

Investor Contact:
Jason P. Parsons
Director, Investor Relations
(313) 758-2404
jason.parsons@aam.com

Media Contact:
Christopher M. Son
Director, Marketing & Communications
(313) 758-4814
chris.son@aam.com

Or visit the AAM website at www.aam.com.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(in millions, except per share data)		(in millions, except per share data)

Net sales	$946.5	$958.4	$3,948.0	$3,903.1

Cost of goods sold	770.4	798.6	3,221.9	3,267.7

Gross profit	176.1	159.8	726.1	635.4

Selling, general and administrative expenses	84.4	72.7	319.2	277.3

Restructuring and acquisition-related costs	22.2	—	26.2	—

Operating income	69.5	87.1	380.7	358.1

Interest expense	(23.2)	(24.5)	(93.4)	(99.2)

Investment income	0.3	0.6	2.9	2.6

Other income (expense)
Debt refinancing and redemption costs	—	(0.8)	—	(0.8)
Other, net	4.8	1.1	8.8	12.0

Income before income taxes	51.4	63.5	299.0	272.7

Income tax expense	4.5	0.6	58.3	37.1

Net income	$46.9	$62.9	$240.7	$235.6

Diluted earnings per share	$0.59	$0.81	$3.06	$3.02

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(in millions)

Net income	$46.9	$62.9	$240.7	$235.6

Other comprehensive income (loss)
Defined benefit plans, net of tax	(24.9)	11.6	(19.6)	16.7
Foreign currency translation adjustments	(18.2)	(5.9)	(3.2)	(70.3)
Changes in cash flow hedges	(3.9)	3.4	(10.3)	(6.0)
Other comprehensive income (loss)	(47.0)	9.1	(33.1)	(59.6)

Comprehensive income (loss)	$(0.1)	$72.0	$207.6	$176.0

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2016	December 31, 2015
	(in millions)
ASSETS
Current Assets
Cash and cash equivalents	$481.2	$282.5
Accounts receivable, net	560.0	539.1
Inventories, net	219.5	230.5
Prepaid expenses and other	75.8	72.1
Total current assets	1,336.5	1,124.2

Property, plant and equipment, net	1,093.7	1,046.2
Deferred income taxes	356.4	373.6
Goodwill	154.0	154.4
GM postretirement cost sharing asset	236.1	243.2
Other assets and deferred charges	271.4	261.1
Total assets	$3,448.1	$3,202.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt	$3.3	$3.3
Accounts payable	382.3	412.7
Accrued compensation and benefits	139.3	128.0
Deferred revenue	24.6	22.9
Other accrued expenses	102.0	132.3
Total current liabilities	651.5	699.2

Long-term debt, net	1,400.9	1,375.7
Deferred income taxes	15.0	6.8
Deferred revenue	70.8	65.7
Postretirement benefits and other long-term liabilities	779.9	753.8
Total liabilities	2,918.1	2,901.2

Total stockholders' equity	530.0	301.5
Total liabilities and stockholders' equity	$3,448.1	$3,202.7

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(in millions)		(in millions)
Operating Activities
Net income	$46.9	$62.9	$240.7	$235.6
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	51.4	48.7	201.8	198.4
Other	18.3	(2.1)	(34.9)	(56.4)
Net cash provided by operating activities	116.6	109.5	407.6	377.6

Investing Activities
Purchases of property, plant and equipment	(64.3)	(61.4)	(223.0)	(193.5)
Proceeds from sale of property, plant and equipment	1.0	0.1	1.7	0.3
Proceeds from government grants	—	5.1	2.8	5.1
Other	(4.6)	—	(9.2)	—
Net cash used in investing activities	(67.9)	(56.2)	(227.7)	(188.1)

Financing Activities
Net debt activity	0.8	(134.5)	23.3	(140.2)
Purchase of noncontrolling interest	—	(1.1)	—	(1.1)
Purchase of treasury stock	—	(0.2)	(5.2)	(3.1)
Employee stock option exercises	—	0.3	0.3	0.8
Net cash provided by (used in) financing activities	0.8	(135.5)	18.4	(143.6)

Effect of exchange rate changes on cash	(2.2)	(0.9)	0.4	(12.6)

Net increase (decrease) in cash and cash equivalents	47.3	(83.1)	198.7	33.3

Cash and cash equivalents at beginning of period	433.9	365.6	282.5	249.2

Cash and cash equivalents at end of period	$481.2	$282.5	$481.2	$282.5

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA) and Adjusted EBITDA(a)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(in millions)		(in millions)

Net income	$46.9	$62.9	$240.7	$235.6
Interest expense	23.2	24.5	93.4	99.2
Income tax expense	4.5	0.6	58.3	37.1
Depreciation and amortization	51.4	48.7	201.8	198.4
EBITDA	126.0	136.7	594.2	570.3
Restructuring and acquisition-related costs	22.2	—	26.2	—
Debt refinancing and redemption costs	—	0.8	—	0.8
Non-recurring items(b)	—	—	(1.0)	—
Adjusted EBITDA	$148.2	$137.5	$619.4	$571.1

Adjusted earnings per share(c)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Diluted earnings per share	$0.59	$0.81	$3.06	$3.02
Restructuring and acquisition-related costs	0.28	—	0.34	—
Debt refinancing and redemption costs	—	0.01	—	0.01
Non-recurring items(b)	—	(0.15)	(0.01)	(0.15)
Tax effect of adjustments	(0.09)	—	(0.09)	—
Adjusted earnings per share	$0.78	$0.67	$3.30	$2.88

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.

Net debt(d) to capital

	December 31, 2016	December 31, 2015
	(in millions, except percentages)

Current portion of long-term debt	$3.3	$3.3
Long-term debt, net	1,400.9	1,375.7
Total debt, net	1,404.2	1,379.0
Less: cash and cash equivalents	481.2	282.5
Net debt at end of period	923.0	1,096.5
Stockholders' equity	530.0	301.5
Total invested capital at end of period	$1,453.0	$1,398.0
Net debt to capital(d)	63.5%	78.4%

Free cash flow and Adjusted free cash flow(e)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(in millions)		(in millions)

Net cash provided by operating activities	$116.6	$109.5	$407.6	$377.6
Less: Capital expenditures net of proceeds from the sale of property, plant and equipment and from government grants	(63.3)	(56.2)	(218.5)	(188.1)
Free cash flow	53.3	53.3	189.1	189.5
Add: Cash payments for restructuring and acquisition-related costs	9.5	—	9.5	—
Adjusted free cash flow	$62.8	$53.3	$198.6	$189.5

________________________________________

(a)
We define EBITDA to be earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs and non-recurring items. We believe that EBITDA and Adjusted EBITDA are meaningful measures of performance as they are commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA and Adjusted EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA and Adjusted EBITDA differently.

(b)
Non-recurring items for the twelve months ended December 31, 2016 reflect a $1.0 million investment gain related to the final distribution of the Reserve Yield Plus Fund. Non-recurring items for the three and twelve months ended December 31, 2015 reflect a favorable adjustment to income tax expense of $11.5 million related to the resolution of transfer pricing audits in Mexico.

(c)
We define Adjusted earnings per share to be diluted earnings per share excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs and non-recurring items, including the tax effect thereon. We believe Adjusted earnings per share is a meaningful measure as it is commonly utilized by management and investors in assessing ongoing financial performance that provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of core operating performance and which may obscure underlying business results and trends. Other companies may calculate Adjusted earnings per share differently.

(d)
Net debt is equal to total debt, net less cash and cash equivalents. Net debt to capital is equal to net debt divided by the sum of stockholders' equity and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

(e)
We define free cash flow to be net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment and government grants. Adjusted free cash flow excludes the impact of cash payments for restructuring and acquisition-related costs. We believe free cash flow and Adjusted free cash flow are meaningful measures as they are commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Free cash flow and Adjusted free cash flow are also key metrics used in our calculation of incentive compensation. Other companies may calculate free cash flow and Adjusted free cash flow differently.